Exhibit 1

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is effective as of March 8, 2013 (the “Effective Date”), by and between T. Michael Ansley (“Michael”), Thomas D. Ansley (“Thomas”), and Mark Ansley (“Mark”), all owners of common stock of Diversified Restaurant Holdings, Inc., a Nevada corporation (the “Company”), and amends, restates, and supersedes that certain Voting Agreement entered into by and between Michael, Thomas, Mark, Jason T. Curtis, and Steve Menker on January 31, 2013.  Michael, Thomas, and Mark may sometimes hereinafter be referred to separately as a “Shareholder” or collectively as the “Shareholders”.  Additionally, Thomas and Mark may sometimes hereinafter be referred to separately as a “Granting Shareholder” or collectively as the “Granting Shareholders”.

AGREEMENT

The Shareholders agree as follows:

1.           Stock Ownership. Michael is a Director, Chairman of the Board, President, and CEO of the Company and is the deemed beneficial owner of 11,172,600 shares of the Company’s common stock.  This includes 11,113,600 shares currently owned directly by T. Michael Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts, the beneficial ownership of which he disclaims, and options exercisable within 60 days of March 11, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share.  Thomas is the father of Michael and currently owns 1,356,500 shares of the Company’s common stock.  Mark is the brother of Michael and currently owns 748,000 shares of the Company’s common stock.  Shares of the Company’s common stock are hereinafter referred to as “Shares”, and a schedule of Shareholder Share ownership is included as Exhibit 1 to this Agreement.

2.           Term and Termination.  This Agreement shall terminate as between all Shareholders on the seventh (7th) anniversary of the Effective Date or, should it occur sooner, upon the completion of the dissolution and winding up of the Company.  Additionally, in the event that a Granting Shareholder (the “Transferring Shareholder”) transfers some or all of his Shares to a third party who is not a Shareholder, this Agreement shall cease to have any effect whatsoever, by means of a voting proxy or otherwise, upon the Shares so transferred, and the non-Shareholder third party to whom such shares are transferred will be in no way bound by the terms of this Agreement; provided, however, that such occurrence shall in no way affect the continuing existence and validity of this Agreement as between Michael and the other Granting Shareholder, and furthermore this Agreement shall continue in force as between Michael and the Transferring Shareholder with respect to any Shares not so transferred by the Transferring Shareholder.

3.           Voting.  In order to consolidate voting authority among family members and for voting expediency, Thomas and Mark, the father and brother of Michael, respectively, believe that Michael should have complete discretion to vote their Shares as he deems appropriate.  Accordingly, in connection with entering into this Agreement, the Granting Shareholders each hereby agree to immediately execute and deliver to Michael a voting proxy in the form included as Exhibit 2 to this Agreement.  Each such voting proxy shall be irrevocable to the fullest extent permitted by law and shall remain in effect as between Michael and the Granting Shareholder until termination of this Agreement as between Michael and such Granting Shareholder as described above in Paragraph 2.

4.           Legend.

(a)            Each stock certificate representing Shares shall be stamped or otherwise imprinted with the following restrictive legend (the “Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY.  A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

(b)            During the term of this Agreement, the Company shall not remove, and shall not permit to be removed (upon re-issuance or otherwise), the Legend from any such certificate and shall place the Legend or cause the Legend to be placed on any certificate issued to represent Shareholder Shares theretofore represented by a certificate carrying the Legend.  The Legend shall be removed upon termination of this Agreement or upon the transfer of shares as described above in Paragraph 2.

5.           Injunctive Relief.  Immediate and irreparable injury would be suffered by the Shareholders if any Shareholder breaches the terms of this Agreement.  In addition to all of the remedies available at law or in equity, the non-breaching Shareholders will be entitled to a temporary restraining order and a permanent injunction to prevent a threatened breach (or remedy an actual breach) of any provision of this Agreement.  If any Shareholder should seek an injunction, the Shareholder against whom such injunction is sought waives any requirement that the Shareholder bringing such action offer proof of the economic value of any threatened breach of this Agreement or post a bond or any other form of security.  Any Shareholder against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such Shareholder shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

6.           Amendment.  This Agreement may be amended only by the written consent of all Shareholders.  This Agreement applies to shares of the Company’s stock now owned or later acquired by each Shareholder, and is binding upon the parties, their legal representatives, heirs, successors, and assigns.

7.           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.           Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

9.           Waiver.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

10.          Governing Law; Jurisdiction.  This Agreement is being made under and shall be interpreted in the accordance with the laws of the State of Nevada, without regard to any conflict of laws principles.  In the event any lawsuit is filed to interpret or enforce any provision of this Agreement, the exclusive jurisdiction for the resolution of that dispute will be the State Circuit Court sitting in Oakland County, Michigan and each party to this Agreement hereby irrevocably consents to the jurisdiction and venue described in this paragraph.

11.          Attorney’s Fees.  If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

12.          Consultation With Outside Counsel.  Each Shareholder agrees that he is freely entering into this Agreement after having had a reasonable opportunity to seek out and consult with outside legal counsel regarding the terms and legal consequences of entering into this Agreement.

13.          Counterparts. This Agreement may be executed in counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and this Agreement may be executed by facsimile or scanned and electronically mailed signature.

[Signatures on following page.]

This AMENDED AND RESTATED VOTING AGREEMENT is hereby executed as of the date first above written.

SHAREHOLDERS:

/s/ T. Michael Ansley
T. Michael Ansley

/s/ Thomas D. Ansley
Thomas D. Ansley

/s/ Mark Ansley
Mark Ansley

Solely for purposes of agreeing to this amendment and restatement of the Voting Agreement and acknowledging their release from the original Voting Agreement dated January 31, 2013 and the revocation of the voting proxies previously granted pursuant thereto:

/s/ Jason T. Curtis
Jason T. Curtis

/s/ Steve Menker
Steve Menker

(This signature page may be duplicated and signed in counterparts.)

EXHIBIT 1

SHAREHOLDERS AND SHARES

Shareholder	Number of Shares of Diversified Restaurant Holdings, Inc. Owned By Shareholder
T. Michael Ansley	11,172,600*
Thomas D. Ansley	1,356,500
Mark Ansley	748,000

*
This includes 11,113,600 shares currently owned directly by T. Michael Ansley, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts, the beneficial ownership of which he disclaims, and options exercisable within 60 days of March 11, 2013 to purchase 50,000 shares at an exercise price of $2.50 per share.

EXHIBIT 2

PROXY

This Proxy is given to secure the performance of the duties of the undersigned Granting Shareholder pursuant to the Amended and Restated Voting Agreement dated of even date herewith (“Voting Agreement”).

The undersigned Granting Shareholder, an owner of shares of common stock of Diversified Restaurant Holdings, Inc., a Nevada corporation (the “Company”), appoints T. Michael Ansley (“Michael”), who is also a shareholder of the Company, as agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at any meeting of the Company, solely to the extent permitted in the Voting Agreement.

This Proxy will become effective as of the date hereof, and shall continue for the maximum period permitted by applicable law or until termination of the Voting Agreement as between the undersigned Granting Shareholder and Michael as described in Paragraphs 2 and 3 of the Voting Agreement.

This Proxy is being given simultaneously with the execution of the Voting Agreement.  This Proxy shall be irrevocable to the fullest extent permitted by law.  This Proxy shall operate to revoke any prior proxy as to the Granting Shareholder’s Shares with respect to the subject matter of the Voting Agreement.

This Proxy shall be interpreted in accordance with the laws of the State of Nevada.

SHAREHOLDER:

Date: March 8, 2013	/s/ Thomas D. Ansley
Thomas D. Ansley

Number of shares of common stock: 1,356,500

EXHIBIT 2

PROXY

This Proxy is given to secure the performance of the duties of the undersigned Granting Shareholder pursuant to the Amended and Restated Voting Agreement dated of even date herewith (“Voting Agreement”).

The undersigned Granting Shareholder, an owner of shares of common stock of Diversified Restaurant Holdings, Inc., a Nevada corporation (the “Company”), appoints T. Michael Ansley (“Michael”), who is also a shareholder of the Company, as agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at any meeting of the Company, solely to the extent permitted in the Voting Agreement.

This Proxy will become effective as of the date hereof, and shall continue for the maximum period permitted by applicable law or until termination of the Voting Agreement as between the undersigned Granting Shareholder and Michael as described in Paragraphs 2 and 3 of the Voting Agreement.

This Proxy is being given simultaneously with the execution of the Voting Agreement.  This Proxy shall be irrevocable to the fullest extent permitted by law.  This Proxy shall operate to revoke any prior proxy as to the Granting Shareholder’s Shares with respect to the subject matter of the Voting Agreement.

This Proxy shall be interpreted in accordance with the laws of the State of Nevada.

SHAREHOLDER:

Date: March 8, 2013	/s/ Mark Ansley
Mark Ansley

Number of shares of common stock: 748,000